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                                                                     EXHIBIT 5.1

                     Bartlit Beck Herman Palenchar & Scott
                        1899 Wynkoop Street, Suite 800
                            Denver, Colorado 80202


July 23, 2001


Gaiam, Inc.
360 Interlocken Blvd., Suite 300
Broomfield, Colorado  80021

             Re:  Class A Common Stock of Gaiam, Inc.
                 -----------------------------------

Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-1 (No. 333-63488), together with all amendments thereto (the "Registration Statement"), filed by Gaiam, Inc., a Colorado corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 2,200,000 shares (2,530,000 shares if the underwriters' over-allotment option is exercised in full) of the Company's Class A common stock, $0.0001 par value per share (the "Shares"). We are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares.

          Based upon the foregoing, we are of the opinion that: when, as and if
(i) the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, (ii) the Company shall have received payment in full for the Shares, and (iii) the Shares shall have been issued in the form and containing the terms described in the Registration Statement, the Shares will, when sold, be legally issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement.

                                      Very truly yours,

                                      /S/ BARTLIT BECK HERMAN PALENCHAR
                                          & SCOTT